EXCHANGE AGREEMENT


                                     Between

                       OXFORD KNIGHT INTERNATIONAL, INC.,

                                       AND

                                 URBANA.CA, INC.





                              Dated April 6, 2002

                                TABLE OF CONTENTS


ARTICLE I REPRESENTATIONS, COVENANTS, AND URBANA.CA, INC.

         1.01              Organization                                     1
         1.02              Capitalization                                   1
         1.03              Subsidiaries and Predecessor Corporations        1
         1.04              Information                                      2
         1.05              Options and Warrants                             2
         1.06              Absence of Certain Changes or Events             2
         1.07              Title and Related Matters                        3
         1.08              Litigation and Proceedings                       3
         1.09              Contracts                                        3
         1.10              Material Contract Defaults                       4
         1.11              No Conflict With Other Instruments               4
         1.12              Governmental Authorizations                      4
         1.13              Compliance With Laws and Regulations             4
         1.14              Approval of Agreement                            4
         1.15              Material Transactions or Affiliations            4
         1.16              Labor Relations                                  5
         1.17              Urbana Schedules                                 5
         1.18              Bank Accounts; Power of Attorney                 6
         1.19              Valid Obligation                                 6

ARTICLE  II   REPRESENTATIONS,   COVENANTS,   AND   WARRANTIES   OXFORD   KNIGHT
              INTERNATIONAL, INC.

         2.01              Organization                                     6
         2.02              Capitalization                                   6
         2.03              Subsidiaries and Predecessor Corporations        6
         2.04              Information                                      7
         2.05              No Conflict With Other Instruments               9
         2.06              Governmental Authorizations                      9
         2.07              Compliance With Laws and Regulations             9
         2.08              Approval of Agreement                            9
         2.09              Labor Relations                                 10
         2.10              Oxford Schedules                                10
         2.11              Valid Obligation                                11

ARTICLE III       PLAN OF EXCHANGE

         3.01              The Exchange                                    11
         3.02              Anti-Dilution                                   11
         3.03              Closing                                         11
         3.04              Closing Events                                  11
         3.05              Termination                                     12

ARTICLE IV        SPECIAL COVENANTS

         4.01              Access to Properties and Records                13
         4.02              Delivery of Books and Records                   13
         4.03              Third Party Consents and Certificates           13
         4.04              Designation of Directors and Officers           14
         4.05              Exclusive Dealing Rights                        14
         4.06              Actions Prior to Closing                        14
         4.07              Indemnification                                 16

ARTICLE V         CONDITIONS PRECEDENT TO OBLIGATIONS OF OXFORD KNIGHT

         5.01              Accuracy of Representations and Performance of
                           Covenants                                       16
         5.02              Officer's Certificates                          16
         5.03              No Material Adverse Change                      16
         5.04              Good Standing                                   16
         5.05              Approval by Urbana Directors                    16
         5.06              No Governmental Prohibitions                    16
         5.07              Consents                                        17
         5.08              Other Items                                     17

ARTICLE VI        CONDITIONS PRECEDENT TO OBLIGATIONS OF URBANA

         6.01              Accuracy of Representations and Performance of
                           Covenants                                       17
         6.02              No Governmental Prohibition                     17
         6.03              Consents                                        18
         6.04              Other Items                                     18

ARTICLE VII       MISCELLANEOUS

         7.01              Brokers                                         18
         7.02              Governing Law                                   18
         7.03              Notices                                         18
         7.04              Attorney's Fees                                 18
         7.05              Confidentiality                                 18
         7.06              Public Announcements and Filings                19
         7.07              Schedules; Knowledge                            19
         7.08              Third Party Beneficiaries                       19
         7.09              Expenses                                        19
         7.10              Entire Agreement                                19
         7.11              Survival; Termination                           19
         7.12              Counterparts                                    19
         7.13              Amendment or Waiver                             19
         7.14              Best Efforts                                    19

                               EXCHANGE AGREEMENT


     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this day of April 2002 by and between OXFORD KNIGHT INTERNATIONAL, INC. a Texas corporation (hereinafter referred to as ("Oxford"), and URBANA.CA, INC., a Nevada corporation (hereinafter referred to as "Urbana"), upon the following premises:

                                    Premises

     WHEREAS, Oxford is a publicly held corporation organized under the laws of the State of Texas;

     WHEREAS, Urbana is a publicly-traded corporation organized under the laws of the State of Nevada;

     WHEREAS, management of Oxford has determined that it is in the best interest of the parties that Oxford acquire control of Urbana through the issuance of preferred stock in exchange for oxford shares of common stock; and

     WHEREAS, Oxford and Urbana desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

                                    Agreement

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF URBANA

     As an inducement to, and to obtain the reliance of Oxford, except as set forth on the Urbana Schedules (as hereinafter defined), Urbana represents and warrants as follows:

     Section 1.01 Organization. Urbana is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Urbana Schedules are complete and correct copies of the articles of incorporation, and bylaws of Urbana as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Urbana's Articles of Incorporation or Bylaws. Urbana has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. Urbana has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 Capitalization. The authorized capitalization of Urbana consists of 80,000,000 shares of common stock, $.001 par value, of which 80,000,000 shares are currently issued and outstanding. In addition, Urbana has authorized 10,000,000 shares of preferred stock, $.001 par value, of which 0 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 1.03 Subsidiaries and Predecessor Corporations. Urbana does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "Urbana" also includes those subsidiaries, if any, set forth on Schedule 1.03.


     Section 1.04 Information. The information concerning Urbana set forth in this Agreement and in the Urbana Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Urbana has fully disclosed in writing to Oxford (through this Agreement or the Urbana Schedules) all information relating to matters involving Urbana or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Urbana or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Urbana, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

     Section 1.05 Options or Warrants. There are ___________ existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Urbana common stock.

     Section 1.06 Absence of Certain Changes or Events. Except as set forth in this Agreement or the Urbana Schedules, since December 31, 2001:

                  (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of Urbana or
         (ii) any damage, destruction, or loss to Urbana (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Urbana;

                  (b) Urbana has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Urbana; (iv) made any material change in its method of management, operation or accounting;
         (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  (c) Urbana has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Urbana balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby;
         (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Urbana; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  (d) to the best knowledge of Urbana, Urbana has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of Urbana.

         Section 1.07 Title and Related Matters. Urbana has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent Urbana balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Urbana Schedules. Except as set forth in the Urbana Schedules, Urbana owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Urbana's business. Except as set forth in the Urbana Schedules, no third party has any right to, and Urbana has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Urbana or any material portion of its properties, assets, or rights.

         Section 1.08 Litigation and Proceedings. Except as set forth in the Urbana Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Urbana after reasonable investigation, threatened by or against Urbana or affecting Urbana or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Urbana does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

          Section 1.09     Contracts.
                           ---------

                  (a) Except as included or described in the Urbana Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Urbana is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000));

                  (b) All contracts, agreements, franchises, license agreements, and other commitments to which Urbana is a party or by which its properties are bound and which are material to the operations of Urbana taken as a whole are valid and enforceable by Urbana in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (c) Urbana is not a party to or bound by, and the properties of Urbana are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Urbana; and

                  (d) Except as included or described in the Urbana Schedules or reflected in the most recent Urbana balance sheet, Urbana is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice;
         (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Urbana is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Urbana.

         Section 1.10 Material Contract Defaults. Urbana is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Urbana and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Urbana has not taken adequate steps to prevent such a default from occurring.

         Section 1.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Urbana is a party or to which any of its properties or operations are subject.

         Section 1.12 Governmental Authorizations. Except as set forth in the Urbana Schedules, Urbana has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Urbana of this Agreement and the consummation by Urbana of the transactions contemplated hereby.

         Section 1.13 Compliance With Laws and Regulations. Except as set forth in the Urbana Schedules, to the best of its knowledge Urbana has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Urbana or except to the extent that noncompliance would not result in the occurrence of any material liability for Urbana.

         Section 1.14 Approval of Agreement. The board of directors of Urbana has authorized the execution and delivery of this Agreement by Urbana and has approved this Agreement and the transactions contemplated hereby.

         Section 1.15 Material Transactions or Affiliations. Set forth in the Urbana Schedules is a description of every contract, agreement, or arrangement between Urbana and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Urbana to own beneficially, 5% or more of the issued and outstanding common stock of Urbana and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Urbana Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of Urbana has, or has had since inception of Urbana, any known interest, direct or indirect, in any transaction with Urbana which was material to the business of Urbana. There are no commitments by Urbana, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

         Section 1.16 Labor Relations. Urbana has not had work stoppage resulting from labor problems. To the knowledge of Urbana, no union or other collective bargaining organization is organizing or attempting to organize any employee of Urbana.

         Section 1.17 Urbana Schedules. Urbana has delivered to Oxford the following schedules, which are collectively referred to as the "Urbana Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Urbana as complete, true, and correct as of the date of this Agreement in all material respects:

     (a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Urbana in effect as of the date of this Agreement;

     (b) a Schedule 1.17(b) containing a list indicating the name and address of each shareholder of Urbana together with the number of shares owned by him, her or it;

     (c) a schedule containing a description of all real property owned by Urbana, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

     (d) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Urbana carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Urbana);

     (e) a schedule listing the accounts receivable and notes and other obligations receivable of Urbana as of December 31, 2001, or thereafter other than in the ordinary course of business of Urbana, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

     (f) a schedule listing the accounts payable and notes and other obligations payable of Urbana as of December 31, 2001, or that arose thereafter other than in the ordinary course of the business of Urbana, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Urbana respecting such obligations;

     (g) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Urbana since December 31, 2001, required to be provided pursuant to section 1.07 hereof; and

     (h) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Urbana Schedules by Sections 1.01 through 1.17.

         Urbana shall cause the Urbana Schedules and the instruments and data delivered to Oxford hereunder to be promptly updated after the date hereof up to and including the Closing Date.

         It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Urbana. Urbana shall have until April 30, 2002 to provide such schedules. If Urbana cannot or fails to do so, or if Oxford acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Oxford may terminate this Agreement by giving written notice to Urbana within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Oxford may consider a disclosure in the Urbana Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of Urbana.

         Section 1.20 Bank  Accounts;  Power of Attorney.  Set forth in Schedule
1.20 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Urbana within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Urbana, (b) all safe deposit boxes and other similar custodial arrangements maintained by Urbana within the past twelve
(12) months, and (c) the names of all persons holding powers of attorney from Urbana or who are otherwise authorized to act on behalf of Urbana with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

         Section 1.21 Valid Obligation. This Agreement and all agreements and other documents executed by Urbana in connection herewith constitute the valid and binding obligation of Urbana, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.


                                   ARTICLE II

              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF OXFORD

     As an inducement to, and to obtain the reliance of Urbana and Urbana, except as set forth in the Oxford Schedules (as hereinafter defined), Oxford represents and warrants as follows:

     Section 2.01 Organization. Oxford is a corporation duly organized and validly existing under the laws of the State of Texas and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Oxford Schedules are complete and correct copies of the certificate of incorporation and bylaws of Oxford as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Oxford's certificate of incorporation or bylaws. Oxford has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Oxford has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

     Section 2.02 Capitalization. Oxford's authorized capitalization consists of 100,000,000 shares of common stock, par value $.001 of which 43,268,932 shares are issued and outstanding (the "Oxford Shares"). All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 2.03 Subsidiaries and Predecessor Corporations. Oxford does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03. For purposes hereinafter, the term "Oxford" also includes those subsidiaries, if any, set forth on Schedule 2.03.

     Section 2.04 Information. The information concerning Oxford set forth in this Agreement and the Oxford Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section  2.05 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Oxford is a party or to which any of its assets or operations are subject.

     Section 2.06 Governmental Authorizations. Oxford has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Oxford of this Agreement and the consummation by Oxford of the transactions contemplated hereby.

     Section 2.07 Compliance With Laws and Regulations. To the best of its knowledge, Oxford has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Oxford or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

     Section 2.08 Approval of Agreement. The board of directors of Oxford has authorized the execution and delivery of this Agreement by Oxford and has approved this Agreement and the transactions contemplated hereby.

     Section 2.09 Labor Relations. Oxford has not had work stoppage resulting from labor problems. To the knowledge of Oxford, no union or other collective bargaining organization is organizing or attempting to organize any employee of Oxford.

     Section 2.10 Oxford Schedules. Oxford has delivered to Urbana the following schedules which are collectively referred to as the "Oxford Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Oxford to be complete, true, and accurate in all material respects as of the date of this Agreement:

          (a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of Oxford as in effect as of the date of this Agreement;

          (b) a Schedule 2.10(b) containing a list indicating the name and address of each shareholder of Oxford together with the number of shares owned by him, her or it; and

          (c) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Oxford Schedules by Sections 2.01 through 2.10.

         Oxford shall cause the Oxford Schedules and the instruments and data delivered to Urbana hereunder to be promptly updated after the date hereof up to and including the Closing Date.

         It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Oxford. Oxford shall have until April 30, 2002 to provide such schedules. If Oxford cannot or fails to do so, or if Urbana acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Urbana may terminate this Agreement by giving written notice to Oxford within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Urbana may consider a disclosure in the Oxford Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements of Oxford.

         Section 2.11 Valid Obligation. This Agreement and all agreements and other documents executed by Oxford in connection herewith constitute the valid and binding obligation of Oxford, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE III

                                PLAN OF EXCHANGE

         Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), Urbana shall issue, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, 1,000,000 shares of preferred stock of Urbana as set forth on
Schedule 1.19(c) attached hereto and with those rights and preferences as attached in the Certificate of Designation and Preferences provided hereto under Exhibit A. In exchange for the issuance of such preferred stock by Urbana, Oxford shall issue Urbana 10,000,000 shares of common stock of Oxford. At the Closing, Urbana shall, on surrender of its certificate or certificates representing such preferred shares of Urbana to Oxford or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing 10,000,000 shares of Oxford.

         Section 3.02 Anti-Dilution. The number of shares of Oxford common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Oxford common stock which may occur
(i) between the date of the execution of this Agreement and the Closing Date, and (ii) between the date of the execution of this Agreement and the release date, as to the Additional Shares.

         Section 3.03 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than April 30, 2002, subject to the right of Oxford to extend such Closing Date by up to an additional thirty
(30) days. Such Closing shall take place at a mutually agreeable time and place.

         Section 3.04 Closing Events. At the Closing, Urbana shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by Oxford hereto and its legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, Urbana shall provide Oxford an opinion of counsel acceptable to Oxford as to such matters as Oxford may reasonably request, which shall include, but not be limited to, a statement, to the effect that (i) to such counsel's best knowledge, after reasonable investigation, from inception until the Closing Date, Urbana has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Urbana or except to the extent that noncompliance would not result in the occurrence of any material liability (such compliance including, but not being limited to, the filing of all reports to date with federal and state securities authorities).

     Section 3.05 Termination.

          (a) This Agreement may be terminated by the board of directors of Oxford at any time prior to the Closing Date if:

               (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

               (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

         In the event of termination pursuant to this paragraph (a) of Section 3.05, no obligation, right or liability shall arise hereunder, and each party shall bear its own expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

               (b) This Agreement may be terminated by the board of directors of Oxford at any time prior to the Closing Date if:

                    (i) there  shall have been any change  after the date of the latest balance sheet of Urbana in the assets, properties, business, or financial condition of Urbana, which could have a materially adverse effect on the financial statements of Urbana listed in Section 1.04(a) taken as a whole, except any changes disclosed in the Urbana Schedules;

                    (ii) the board of  directors  of Oxford  determines  in good faith that one or more of Oxford's conditions to Closing has not occurred, through no fault of Oxford.

                    (iii)  Oxford  takes the  termination  action  specified  in
               Section 1.17 as a result of Urbana Schedules or updates thereto which Oxford finds unacceptable;

                    (iv) on or before April 30,  2002,  Oxford  notifies  Urbana that Oxford's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.17; or

                    (v) Urbana shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Urbana contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

         If this  Agreement  is  terminated  pursuant to this  paragraph  (b) of
         Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Urbana shall bear its own costs as well as the reasonable costs of Oxford in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.


                                   ARTICLE IV

                                SPECIAL COVENANTS

         Section 4.01 Access to Properties and Records. Oxford and Urbana will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Oxford or Urbana, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Oxford or Urbana, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing
Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

     Section 4.02 Delivery of Books and Records. At the Closing, Urbana shall deliver to Oxford the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Urbana now in the possession of Urbana or its representatives.

     Section 4.03 Third Party Consents and Certificates. Oxford and Urbana agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.04 Designation of Directors and Officers. On or before the Closing Date, Urbana shall increase its board of directors to four (4) persons. Paul Syracuse and Brent Walters shall be designated as additional board members at the Closing. The existing officers of Oxford shall submit their resignation and Paul Syracuse shall be elected Chief Executive Officer of Urbana and Brent Walters shall be elected Chief Financial Officer.

     Section 4.05 The Exclusive Dealing Rights. Until 5:00 P.M. Eastern Daylight Time on April 30, 2002.

                  (a) In recognition of the substantial time and effort which Oxford has spent and will continue to spend in investigating Urbana and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Urbana, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Oxford and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Urbana) or similar transactions involving Urbana (all such transactions being referred to as "Urbana Acquisition Transactions"). If Urbana receives any proposal with respect to a Urbana Acquisition Transaction, it will immediately communicate to Oxford the fact that it has received such proposal and the principal terms thereof.

         (b) In recognition of the substantial time and effort which Urbana has spent and will continue to spend in investigating Oxford and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Oxford, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Urbana and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Oxford or similar transactions involving Oxford (all such transactions being referred to as "Oxford Acquisition Transactions"). If Oxford receives any proposal with respect to a Oxford Acquisition Transaction, it will immediately communicate to Urbana the fact that it has received such proposal and the principal terms thereof.

     Section 4.06 Actions Prior to Closing.

     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Oxford Schedules or Urbana Schedules or as permitted or contemplated by this Agreement, Oxford (subject to paragraph (d) below) and Urbana respectively, will each:

          (i) carry on its business in substantially the same manner as it has heretofore;

          (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

          (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

          (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

          (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

          (b) From and after the date of this Agreement until the Closing Date, neither Oxford nor Urbana will:

          (i) make any changes in their articles or certificate of incorporation or bylaws;

          (ii) take any action described in Section 1.06 in the case of Urbana (except as permitted therein or as disclosed in the applicable party's schedules);

          (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

          (iv) sell any assets or discontinue any operations (other than the Divestiture), sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

          (C) In light of the fact that Urbana's shareholders will control Oxford as a result of the Exchange, from and after the date of this Agreement until the Closing Date, Oxford shall take no action which is material to its business without the prior written approval of Urbana, which Urbana may give or withhold in its sole discretion after consultation with Oxford.

         Section 4.07      Indemnification.

                  (a) Urbana hereby agrees to indemnify Oxford and each of the officers, agents and directors of Oxford as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                    ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF OXFORD

         The obligations of Oxford under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Urbana in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Urbana shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Urbana prior to or at the Closing. Oxford shall be furnished with a certificate, signed by a duly authorized executive officer of Urbana and dated the Closing Date, to the foregoing effect.

         Section 5.02 Officer's Certificate. Oxford shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Urbana to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Urbana threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Urbana Schedules, by or against Urbana, which might result in any material adverse change in any of the assets, properties, business, or operations of Urbana.

         Section 5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of Urbana nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.19.

         Section 5.04 Good Standing. Oxford shall have received a certificate of good standing from the Nevada Secretary of State, dated as of a date within ten days prior to the Closing Date certifying that Urbana is in good standing as a corporation in the State of Nevada.

         Section 5.05 Approval by Urbana Directors. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the directors of Urbana.

         Section 5.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 5.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Oxford and Urbana after the Closing Date on the basis as presently operated shall have been obtained.

         Section 5.08      Other Items.
                           ------------

                  (a) Oxford shall have received a list of Urbana's shareholders containing the name, address, and number of shares held by each Urbana shareholder as of the date of Closing, certified by an executive officer of Urbana as being true, complete and accurate; and

                  (b)  Oxford  shall  have  received   such  further   opinions,
         documents, certificates or instruments relating to the transactions contemplated hereby as Oxford may reasonably request.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF URBANA

         The obligations of Urbana under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Oxford in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Oxford shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Oxford and shall have satisfied the conditions described below prior to or at the
Closing:

          (a) The directors of Oxford shall have approved the Exchange and the related transactions described herein.

         Section 6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

         Section 6.03 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Oxford and Urbana after the Closing Date on the basis as presently operated shall have been obtained.

         Section 6.04 Other Items.  Urbana shall have received further opinions,
documents,   certificates,   or   instruments   relating  to  the   transactions
contemplated hereby as Urbana may reasonably request.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.01 Brokers. Oxford and Urbana agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Oxford and Urbana each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

         Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

         If to Oxford, to:      Oxford Knight International, Inc.
                                C/o Paul Syracuse
                                14221 Eastex Freeway
                                Houston, TX 77032

         With copies to:        David Loev, Esq.
                                Vanderkam & Sanders
                                440 Louisiana
                                Suite 475
                                Houston, Texas 77002

         If to Urbana, to:      Urbana.CA, Inc.

         With copies to:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

         Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

         Section 7.06 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

         Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         Section 7.08 Third Party Beneficiaries. This contract is strictly between Oxford and Urbana, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         Section 7.09 Expenses. Subject to Sections 3.05 and 7.04 above, whether or not the Exchange is consummated, each of Oxford and Urbana will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

         Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

         Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

         Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:                                        OXFORD KNIGHT INTERNATIONAL, INC.

                                            BY:  /s/ Paul Syracuse
-------------------------------------          ---------------------------------
Secretary or Assistant Secretary                President


ATTEST:                                        URBANA.CA, INC.

                                            BY: /s/ David Groves
--------------------------------------         ---------------------------------
Secretary or Assistant Secretary                President